OMB APPROVAL
OMB Number: 3235-0056
Expires: October 31, 2008
Estimated average burden hours per response...3.0

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A(1)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
DESWELL INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

British Virgin Islands	None
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
17B, Edificio Comercial Rodrigues
599 Avenida da Praia Grande, Macao
(Address of principal executive offices) (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
Common Shares, no par value per share(1)	The Nasdaq Global Market
If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. ☐
If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. ☐
Securities to be registered pursuant to Section 12(g) of the Act: None(1)
Securities Act registration statement file number to which this form relates: Not applicable

(1)	Registered under Section 12(g) of the Securities Exchange Act of 1934 effective on July 19, 1995 pursuant to its Form 8-A/12g filed on July 13, 1995, as amended by Amendment No. 1 thereto filed on August 14, 2002.

ITEM 1. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED
In the British Virgin Islands, a company’s charter documents that are comparable to a US-domestic corporation’s articles or certificate of incorporation and bylaws are called Memorandum of Association and Articles of Association, respectively. Effective December 13, 2007, we amended and restated our Memorandum and Articles of Association (our “Amended M&A”) to:
(a)	make our shares eligible for a direct registration system operated by a securities depository in accordance with NASDAQ Marketplace Rule 4350(1) that will take effect on January 1, 2008 as to companies, like us, having had equity securities listed on the Nasdaq Stock Market prior to January 1, 2007;

(b)	make various consequential amendments to our Memorandum and Articles of Association in accordance with the advice from our US and BVI counsel so as to make them (a) consistent with the BVI Business Company’s Act, 2004, as amended (the “Act”), the Act having come into force on January 1, 2004 superseding in certain respects the International Business Companies Act, 1984, the relevant legislation which had previously governed us and (b) make conforming changes resulting from the transition of the Nasdaq Stock Market’s operations on August 1, 2006 to that of a national securities exchange in the United States;

(c)	continue certain special provisions of our Memorandum and Articles of Association that we adopted in preparation for our initial public offering of securities in the United States; and

(d)	provide recognition of, and assure compliance with, certain laws, rules and regulations of the United States applicable to us, including the Sarbanes-Oxley Act of 2002, and the Marketplace Rules of the Nasdaq Stock Market.
Under our Amended M&A, holders of our shares:
•	Continue to be entitled to one vote for each whole share on all matters to be voted upon by shareholders, including the election of directors;
•	Continue not to have cumulative voting rights in the election of directors; and
•	Continue to be entitled to receive dividends if and when declared by our board of directors out of funds legally available under British Virgin Islands law.
The Amended M&A did not change that
•	all of common shares are equal to each other with respect to liquidation and dividend rights;
•	in the event of our liquidation, all assets available for distribution to the holders of our common shares are distributable among them according to their respective holdings; or
•	holders of our common shares have no preemptive rights to purchase any additional, unissued common shares.

Pursuant to our Amended M&A and pursuant to the laws of the British Virgin Islands, our Board of Directors without shareholder approval may continue to amend our Memorandum and Articles of Association provided that a majority of our independent directors do not vote against the amendment and, as now required under BVI law, our Board of Directors may not amend our Memorandum and Articles of Association:
•	to restrict the rights or powers of our shareholders to amend the Memorandum or the Articles;
•	to change the percentage of shareholders required to pass a resolution of shareholders to amend the Memorandum or the Articles; or
•	in circumstances where the Memorandum or the Articles cannot be amended by the Shareholders; or
•	to change the rights of our shareholders as described in any of the bulleted provisions set forth above in this Report.
The power of our Board of Directors to amend our Memorandum and Articles of Association continues to include amendments to increase or reduce our authorized capital stock. Our ability to amend our Memorandum and Articles of Association without shareholder approval in this fashion could have the effect of delaying, deterring or preventing our change in control, including one involving a tender offer to purchase our common shares or to engage in a business combination at a premium over the then current market price of our shares.
The forgoing is a summary of our Amended M&A and the description of our common shares, which not complete. You should read the full text of our Amended M&A which is included as Exhibit 1.1 to this Registration Statement.
ITEM 2. EXHIBITS

Exhibit
No.	Description
1.1	Amended and Restated Memorandum and Articles of Association (as amended effective December 13, 2007).

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

DESWELL INDUSTRIES, INC.
Dated: December 31, 2007	By:	/s/ Franki S. F. Tse
Franki S. F. Tse,
Chief Executive Officer

4